Exhibit 99.1

January 15, 2015

Tessera Technologies Reaches Global Settlement with Amkor

Tessera Raises 2015 Recurring Revenue Guidance to $235 Million

SAN JOSE, Calif.—(BUSINESS WIRE)— Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today announced that its subsidiary, Tessera, Inc., has entered into an agreement with Amkor Technology, Inc. (“Amkor”) to settle all pending litigation between Amkor and Tessera, Inc. Under the terms of the agreement, Amkor will pay Tessera a total of $155 million, comprised of sixteen equal quarterly recurring payments commencing in the first quarter of 2015, and continuing through the fourth quarter of 2018. This settlement includes the resolution of the previously awarded judgment of $128.3 million plus interest, as well as additional amounts related to the settlement of other proceedings.

“We are extremely pleased to have reached this settlement agreement with Amkor,” said Tom Lacey, CEO of Tessera. “This settlement puts our disputes behind us, and opens the door for Amkor and Tessera to have technical collaboration discussions on advanced packaging technologies. We look forward to finding ways to deliver value to the semiconductor industry through innovation and collaboration with one of the world’s leading semiconductor packaging companies.”

“Amkor is also pleased to have reached a settlement with Tessera,” said Steve Kelley, President and CEO of Amkor. “Amkor is a world leader in semiconductor packaging, and we look forward to exploring opportunities for technology engagement with Tessera that may provide a long-term benefit to our customers and our shareholders.”

Subsequent to this agreement, Tessera is raising its 2015 recurring revenue guidance from $195 million to $235 million.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. and its subsidiaries generate revenue from licensing to manufacturers and other implementers that use the Company’s technology in areas such as mobile computing and communications, memory and data storage, and 3-D Integrated Circuit technologies. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, FotoNation, the FotoNation logo and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the settlement agreement with Amkor and the potential technical collaborations between the companies. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of Tessera Technologies, Inc. (the “Company”); market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; and the impact of competing technologies on the demand for the Company’s technologies. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2013, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

TSRA-L

Tessera Technologies, Inc.

Robert Andersen, 408-321-6779

Executive Vice President and Chief Financial Officer

or

The Piacente Group | Investor Relations

Don Markley, 212-481-2050

Glenn Garmont, 212-481-2050

Investor Relations

tessera@tpg-ir.com

Source: Tessera Technologies, Inc.

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